Exhibit 10.4

IOTA COMMUNICATIONS, INC. EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this 9th day of December 2019, (the “Effective Date”) by and between Iota Communications, Inc., a Delaware corporation (“Company”), and James Dullinger (“Executive”).

WHEREAS, the Company desires to secure for itself the services of Executive, and Executive wishes to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, Company and Executive, intending to be legally bound, hereby agree as follows:

1.           Employment.

(a)           Term. This Agreement shall be effective as of the Effective Date and continue until the two-year anniversary thereof, unless sooner terminated by either party as hereinafter provided. In addition, this Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Term (as defined below) or at least ninety (90) days prior to the end of any one (1) year renewal period that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under this Agreement terminates is referred to herein as the “Term.”

(b)           Duties. During the Term, Executive shall be employed by the Company as the Chief Financial Officer with the duties, responsibilities and authority commensurate therewith. Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the CEO.

(c)           Best Efforts. During the Term, Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company, and may not, without the prior written consent of the CEO, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company). It shall not be deemed a violation of the foregoing for Executive to (i) act or serve as a director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs; or (iii) serve as a director of an organization that is not a civic or charitable organization with the prior consent of the CEO which consent shall not be unreasonably withheld, in all cases so long as such activities (described in clauses (i), (ii) and (iii)) are permitted under the Company’s code of conduct and employment policies and do not materially interfere with or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 6 below.

2.               Compensation.

(a)          Base Salary. During the Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $210,000, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. Executive’s Base Salary shall be subject to review, and at the approval of the CEO, subject to increase (but not decrease) during the Term, based upon the performance of Executive and the Company, as determined by CEO, in accordance with the Company’s normal compensation and performance review policies for senior executives generally.

(b)          Bonus. In addition to Executive’s Base Salary, Executive shall be eligible to receive an annual bonus for each fiscal year during the Term (the “Bonus”) in accordance with the terms of the Company’s Annual Incentive Plan, as amended from time to time. The Bonus will be awarded in the sole discretion of the Company’s Board of Directors (the “Board”), based upon the Board’s determination as to the Executive’s attainment of certain individual and corporate performance goals and targets and the business condition of the Company. The target amount of Executive’s annual Bonus shall be 50% of Base Salary, with 25% in cash and 25% in common stock. The bonus formulas, performance milestones and other elements of Executive’s bonus opportunities shall be established by the Board, in its sole discretion, and communicated in writing (including email) to Executive from time to time. The Bonus amount may be more or less than the target amount, as determined by the Board in its sole discretion. Executive’s Bonus shall be paid in annual installments, with the first payment to be paid at the end of the fiscal year (May 31, 2020).

(c)          Equity Award.

(i)           Subject to the terms of the Company’s 2017 Equity Incentive Plan, as amended from time to time (the “2017 Equity Plan”) and the approval of the Board, the Company will grant Executive a stock option to purchase 2 million (2,000,000) shares of Common Stock with an exercise price equal as follows: 50% at $0.40, 25% at $0.80 and 25% at $1.20. (the “Option Award”). The Option Award will be granted as soon as practicable following the Effective Date and will be subject to a 3-year vesting period, with eight and one-third percent (8.33%) of the Option Award vesting in a series of twelve (12) successive equal quarterly installments, provided that Executive is employed by the Company on each such vesting date. The Option Award will be governed by the Plan and other documents issued in connection with the grant.

(ii)           In addition, during the Term, Executive shall be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the 2017 Equity Plan (or successor plan), at levels determined by the Board in its sole discretion, commensurate with Executive’s position.

(d)           Vacation. During the Term, Executive shall be entitled to vacation, holiday and sick leave at levels generally commensurate with those provided to other senior executives of the
Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however, that Executive shall be entitled to not less than twenty (20) days of paid vacation each calendar year, prorated from any period of employment of less than twelve (12) months in a calendar year. Such paid time off may be carried over from year to year to the extent permitted in accordance with standard Company policy and shall be paid to the extent accrued (and to the extent not used) as of Executive’s termination of employment.

(e)           Employee Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company Executives. The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time.

(f)           Expense Reimbursement. During the Term, the Company shall reimburse Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary business expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder upon presentation by Executive to the Company of appropriate documentation thereof.

3.               Termination of Employment.

(a)           Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death or involuntary termination of employment by the Company on account of his Disability (as defined below), subject to the requirements of applicable law. If Executive’s employment terminates due to death or involuntary termination by the Company on account of Executive’s Disability, no payments shall be due under this Agreement, except that Executive (or in the event of Executive’s death, Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall mean such physical or mental illness or incapacity of Executive as shall (i) prevent him from substantially performing his customary services and duties to the Company, and (ii) continue for periods aggregating more than sixty (60) days in any six (6)-month period. The Company shall determine whether there is a Disability after consultation with a qualified, independent physician. Executive shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has incurred a Disability. Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as Executive’s voluntary resignation from the Company without Good Reason.

(b)           Termination for Cause. The Company may terminate Executive’s employment hereunder at any time for Cause (as defined below) upon written notice to Executive (as described below), in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(c)           Voluntary Resignation. Executive may voluntarily terminate his employment without Good Reason (as defined below) upon sixty (60) days advance written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(d)           Termination without Cause; Resignation for Good Reason. Except as provided in Section 4 below, if Executive’s employment is terminated by the Company (or the surviving company following a Change in Control (as defined in Section 3(h)(iii) below)) without Cause or by Executive for Good Reason, either before or after a Change in Control, the provisions of this Section 3(d) shall apply. The Company may terminate Executive’s employment with the Company at any time without Cause upon not less than sixty (60) days’ prior written notice to Executive. The Company may, in its sole and absolute discretion, pay Executive his Base Salary in lieu of any unexpired period of notice and terminate his employment immediately. Except as provided in Section 4 below, upon termination of Executive ‘s employment by the Company without Cause or by Executive for Good Reason, either before or after a Change in Control, Executive will be entitled to receive Severance Pay.

(e)           Termination without Cause or Resignation for Good Reason Within Sixty Days Before or Twelve Months Following a Change in Control. Notwithstanding anything to the contrary herein, if there is both a Change in Control and Executive’s employment is terminated without Cause or by Executive for Good Reason within sixty (60) days before or within twelve (12) months following such Change in Control (a “CIC Termination”), Executive shall be entitled to (i) the payments set forth under subsection 3(f)(i), (ii) the payment described in subsection 3(f)(ii) on the same terms and conditions described in subsection 3(f)(ii), (iii) the payments set forth under subsection 3(f)(iii), and (iv) in lieu of the benefit described in subsection 3(f)(iv), notwithstanding any provision to the contrary in the 2017 Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), all outstanding equity grants held by Executive immediately prior to the CIC Termination which vest based upon Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination and all outstanding equity grants held by Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award. Notwithstanding the foregoing in this Section 3(e), no amounts under this Section 3(e) will be paid or benefits under this Section 3(e) will be provided, in each case, upon a CIC Termination unless Executive executes and does not revoke a Release and continues to comply with the covenants set forth in Section 6 below and the provisions of any confidentiality, non-competition, non-solicitation or invention assignment agreement with the Company to which Executive is subject.

(f)           Post-Termination Compensation and Benefits.

(i)           Severance Pay. Upon the occurrence of a qualifying event and subject to the terms of this Agreement, the Company will pay to Executive severance as follows: the rate of Executive’s annual Base Salary in effect at the time of termination will be divided by twelve (12) (the “Monthly Severance Amount”). The Company will pay Executive the Monthly Severance Amount each month for the six (6) month period following the Termination Date, less applicable tax withholding, in approximately equal installments beginning within the thirty (30)-day period following the date of Executive’s termination of employment and continuing on each payroll date thereafter, in accordance with the Company’s regular payroll practices. The first severance payment will include any missed payments during such thirty (30)-day period.

(ii)           Final Year Bonus. The Company will pay to Executive a pro rata Annual Bonus for the year in which the termination of employment occurs, which shall be determined based on Executive’s actual Annual Bonus earned for the year in which termination of employment occurs (if any), based on actual performance, multiplied by a fraction, the numerator of which is the number of days in which Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365). The pro rata Annual Bonus described in this subsection 3(f)(ii) will be paid at the same time and under the same terms and conditions and on the same schedule as bonuses are paid to other executives of the Company, subject to Section 5(b) below.

(iii)           COBRA Reimbursement. For the six (6) month period following Executive’s termination of employment, provided that Executive timely elects COBRA, the Company will reimburse Executive for the monthly COBRA cost of continued medical and dental coverage for Executive and, where applicable, his spouse and dependents, at the level in effect as of the date of Executive’s termination of employment, less the employee portion of the applicable premiums that Executive would have paid had he remained employed during the such six (6) month period (the COBRA continuation coverage period shall run concurrently with the six (6) month period that Executive is provided with medical and dental coverage under subsection 3(f)(i)). These reimbursements will commence within the thirty (30)-day period following the date of Executive’s termination of employment and will be paid on the first payroll date of each month, provided that Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date. Notwithstanding the foregoing, the Company’s reimbursement of the monthly COBRA premiums in accordance with this subsection 3(f)(iii) shall cease immediately upon the earlier of: (A) the end of the six (6) month period following Executive’s termination of employment, or (B) the date that Executive is eligible for comparable coverage with a subsequent employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.

(iv)           Equity Vesting. Notwithstanding any provision to the contrary in the 2017 Equity Plan (or a successor plan) or any applicable agreement (including this Agreement), all outstanding equity grants held by Executive immediately prior to Executive’s termination date which vest based upon Executive’s continued service over time that would have become vested during the twelve (12) month period following Executive’s termination date had Executive remained employed during such twelve (12) month period shall accelerate, become fully vested and/or exercisable, as the case may be, as of Executive’s termination date. All outstanding equity grants held by Executive immediately prior to Executive’s termination date which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award.

(v)           Accrued Compensation and Benefits. Executive shall also be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company without regard to whether Executive does not execute or revokes the Release.

(g)           Pre-Condition for Post-Termination Compensation and Benefits. The Company will not be required to pay the Severance Pay, Final Year Bonus or COBRA Reimbursement unless: (i) within thirty (30) days following termination, Executive executes, delivers to the Company, and does not revoke, a written release agreement (“Release Agreement”) in a form satisfactory to the Company, releasing the Company, each parent, subsidiary, affiliate of the Company, and any of their respective past or present officers, directors, mangers, employees or agents from all liability with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit) and (ii) Executive continues to comply with the provisions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(h)           Definitions.

(i)           For purposes of this Agreement, the term “Cause” shall mean: (i) Executive’s conviction of a felony; (ii) conviction of a misdemeanor in connection with the performance of Executive’s obligations to the Company or which adversely affects Executive’s ability to perform obligations to the Company; (ii) Executive’s willful disloyalty, deliberate dishonesty or breach of fiduciary duty related to Executive’s employment by the Company; (ii) a material breach by Executive of the terms of this Agreement; (iv) the commission by Executive of any fraud or embezzlement against the Company; (v) Executive’s unreasonable refusal to follow a lawful directive of a superior; or (vi) Executive’s substantial violation of the policies contained in the
Company’s Employee Handbook.

(ii)           For purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change by the Company in Executive’s duties, authority or responsibilities as Chief Financial Officer which is accompanied by a material reduction in Executive’s base salary, bonus potential, and option grant potential; (ii) a failure by the Company to pay any amount due and owing hereunder; (iii) a material breach of this Agreement by the Company which has not been cured within ten (10) business days after written notice thereof by Executive. Notwithstanding any provision of this definition of Good Reason to the contrary, Executive shall not have Good Reason for termination unless Executive gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within thirty (30) days after the date on which Executive gives written notice of termination, and Executive terminates employment within sixty (60) days after the event that constitutes Good Reason. If Executive’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and Executive will not be entitled to severance benefits under this Agreement.

(iii)           For purposes of this Agreement, the term “Change in Control” shall have the same meaning ascribed to such term under the 2017 Equity Plan, as in effect on the date hereof and as it may be amended from time to time, or if the 2017 Equity Plan is no longer in effect, a successor plan thereto.

(i)            Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

4.             Application of Section 280G. In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive. Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 4. All determinations to be made under this Section 4 shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and Executive within ten (10) days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4 shall be borne solely by the Company.

5.             Section 409A.

(a)           Compliance with Section 409A. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           Payment Delay. Notwithstanding any provision in this Agreement to the contrary, if at the time of Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

6.           Restrictive Covenants and Representations.

(a)           Confidential and Proprietary Information. Contemporaneously with this Agreement, Executive executed the Company’ s standard Proprietary Information and Invention Assignment Agreement, attached hereto as Exhibit A (the “Proprietary Information and Invention Assignment Agreement”), all of the terms of which are hereby incorporated into this Agreement by reference. Executive hereby agrees that, during the Term and thereafter, Executive shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its parents, subsidiaries and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order or in accordance with Sections 6(g) and (h) below. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its parents, subsidiaries and affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, trade secrets, information regarding plans for research, development, new products, marketing and selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, suppliers and customers and information regarding the skills and compensation of Company employees. Notwithstanding the foregoing, it is understood that, at all times, Executive is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Executive’s own skill, knowledge, know-how and experience. Executive agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company or in accordance with Sections 6(g) and (h) below, any document (in whatever form) of the Company or its parents, subsidiaries or affiliates, which is of a confidential nature relating to the Company or its parents, subsidiaries or affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(b)           Non-Competition. Executive acknowledges that during his employment with the Company, Executive will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that Executive’s services will be of special, unique and extraordinary value to the Company. Accordingly, Executive hereby agrees that, subject to the requirements of applicable law, at any time during the Term, and for a period of six (6) months after Executive’s date of termination of employment for any reason (the “Restriction Period”), Executive will not, directly or indirectly, whether for compensation or not, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business involving or related to (directly or indirectly) products or services that are competitive with products and services that were or were being designed, conceived, marketed, sold, distributed and/or developed by the Company during Executive’s employment by the Company or at the time of termination of Executive’s employment by the Company. This restriction applies within any geographical area in which, as of the date of Executive’s termination of employment, the Company or its subsidiaries engage in business or demonstrably plan to engage in business (the “Business”). It will not be considered a violation of this Section 6(b) for Executive to be a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. In addition, the restrictions contained in this section 6(b) shall not prevent Executive from accepting employment following termination of employment with the Company with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Business, as long as prior to accepting such employment, the Company receives separate written assurances from the prospective employer and from Executive, satisfactory to the Company, to the effect that Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Business. During the restrictive period set forth in the section, Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

(c)           Non-Solicitation. Executive hereby agrees that during the Term and the Restriction Period, Executive will not, directly or indirectly, whether for compensation or not, on his own behalf or through another entity: (i) solicit, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise hire, retain, engage, employ or receive the services of an individual who was an employee of the Company or its subsidiaries at any time during such Restriction Period, except any such individual whose employment was terminated by the Company more than six (6) months prior to Executive’s separation from the Company; (ii) solicit, induce or attempt to induce any person, firm or company who was a client, customer, supplier, agent or distributor of the Company or its affiliates or subsidiaries during the one-year period immediately preceding the Termination Date to decrease or cease doing business with the Company or its subsidiaries; or (iii) have any dealings with any person, firm or company who was a client, customer, supplier, agent or distributor of the Company or its affiliates or subsidiaries during the one-year period immediately preceding the Termination Date with whom Executive shall have been engaged or involved by virtue of his duties during the one-year period immediately preceding the Termination Date where such dealing may lead to such person or entity to cease doing business with the Company on substantially the same terms as previously (or at all).

(d)           Judicial Modification of Restrictions. If the period of time or area specified in Sections 6(b) or 6(c) should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof as deemed unreasonable, so that this covenant may be enforced during such period of time and in such area as is adjudged to be reasonable.

(e)           Return of Property. Upon termination of Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of Executive’s date of termination), and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession, except as otherwise permitted in accordance with Sections 6(g) and (h) below. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Confidential Information or Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company, except as otherwise permitted in accordance with Sections 6(g) and (h) below.

(f)           Non-Disparagement. Executive agrees that Executive will not disparage the Company, its subsidiaries and parents, and their respective Executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law, except as otherwise permitted in accordance with Sections 6(g) and (h) below. The Company shall instruct the members of the Board and members of executive management not make any disparaging or negative remarks, either oral or in writing, regarding Executive.

(g)           Cooperation. During the Term and thereafter, Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during the Term (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Term); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 6(f), the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

(h)           Reports to Government Entities. Nothing in this Agreement or the Proprietary Information and Invention Assignment Agreement, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law,

Executive is waiving his right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that Executive has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(i)            Executive Representations.

(i)           Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder. In addition, Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity. Executive covenants that in connection with his provision of services to the Company, Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(ii)           Upon and after Executive’s termination or cessation of employment with the Company and until such time as no obligations of Executive to the Company hereunder exist, Executive shall (A) provide a complete copy of this Agreement to any person, entity or association engaged in a competing business with whom or which Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (B) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

7.             Legal and Equitable Remedies. Because Executive’s services are personal and unique and Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by Executive of any of the restrictive covenants contained in Section 6 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 6. Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, Executive will not assert or contend that any of the provisions of Section 6 are unreasonable or otherwise unenforceable. Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Lehigh County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

8.              Survivability. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

9.              Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and Executive acknowledges that in such event the obligations of Executive hereunder, including but not limited to those under Section 6, will continue to apply in favor of the successor.

10.             Entire Agreement; Amendment, Waiver. This Agreement, together with the Proprietary Information and Invention Assignment Agreement by and between Executive and the Company, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the CEO and executed on the Company’s behalf by a duly authorized officer (other than Executive) and by Executive. This Agreement supersedes the provisions any other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement.

11.             Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12.             Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Employer written notice thereof In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

13.             Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

14.             Indemnification. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by the laws of the State of Delaware and under the bylaws of the Company, both as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been a director, officer or employee of the Company, and which Company shall maintain with a minimum coverage limit of $3 million. This provision shall survive any termination of Executive’s employment hereunder.

15.             Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number or to Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five (5) mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:
Iota Communications, Inc.
645 Hamilton Street
4th Floor
Allentown, PA 18101

Attn: Chief Executive Officer

If to Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 15.

16.             Governing Law; Venue. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company (the “Disputes”) will be governed by Pennsylvania law, without regard to conflict of law principles. Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania in connection with any Dispute or any claim related to any Dispute.

17.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18.             Headings; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.             Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Iota Communications, Inc.

By:

/s/ Terrence DeFranco

Terrence DeFranco
Chief Executive Officer

EXECUTIVE:

/s/ James Dullinger

James Dullinger

Exhibit A

IOTA COMMUNICATIONS, INC.

PROPRIETARY INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As an employee of Iota Communications, Inc. (the “Company”), I acknowledge that the Company operates in a competitive environment and that it enhances its opportunities to succeed by establishing policies designed to identify and secure the Company’s Intellectual Property and Proprietary Information. This Agreement is designed to make clear that:

i)  I will maintain the confidentiality of the Company’s Proprietary Information and use such Proprietary Information for the exclusive benefit of the Company;

ii)  Inventions that I create will be owned by the Company; and

iii)  My activities separate from the Company will not conflict with the Company’s development of its proprietary rights.

In consideration of my employment and/or the continuation of my employment by the Company, I hereby agree as follows:

1.               Provisions Related to Trade Secrets

(a)  I acknowledge that the Company possesses and will continue to develop and acquire valuable Proprietary Information (as defined below), including information that I may develop or discover as a result of my employment with the Company.

(b)  As used in this Agreement, “Proprietary Information” means any information (including any compilation, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and includes information of the Company, its customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom the Company does business. Such information includes, but is not limited to: inventions processes, methods of distribution, customer lists, trade secrets, information regarding plans for research, development, new products, marketing and selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, suppliers and customers and information regarding the skills and compensation of Company employees.

(c)  I will not disclose or use at any time, either during or after my employment with the Company, any Proprietary Information except for the exclusive benefit of the Company as required by my duties for the Company, as the Company expressly may consent to in writing or in accordance with Sections 1(d) and (e) below. Except as specifically authorized under Sections 1(d) and (e) below, I will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use my best efforts to prevent the unauthorized disclosure, use or reproduction of, all Proprietary Information.

(d)  I understand that nothing in this Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that I have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(e)  Upon leaving employment with the Company for any reason, I immediately will deliver to the Company any property, records, documents and other tangible materials (including all copies) in my possession or under my control, including data incorporated in word processing, computer and other data storage media, containing or disclosing Proprietary Information, except as otherwise permitted in accordance with Section 1(d) above.

2.               Ownership of Inventions

(a)  I agree to communicate to the Company as promptly and fully as practicable all Inventions (as defined below) conceived or reduced to practice by me (alone or jointly by others) at any time during my employment with the Company. I hereby assign to the Company and/or its nominees all my right, title and interest in such Inventions, and all my right, title and interest in any patents, copyrights, patent applications or copyright applications based thereon. I will give the Company and/or its nominees (at no expense to me) any assistance it reasonably requires to perfect, protect and use its rights to all such Inventions anywhere in the world.

(b)  As used in this Agreement, the term “Inventions” includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright or other intellectual property law.

(c)  Any provision in this Agreement requiring me to assign my rights in any Invention does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on my own time, and which:

(i)  does not relate directly to the Company’s business or to the Company’s anticipated research or development, or

(ii)  does not result from any work performed by me for the Company.

(d)  I hereby designate and appoint the Company and each of its duly authorized officers as my agent and attorney-in-fact to act for and in my behalf to execute and file any document, and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by me.

3.               Conflicts With Other Activities

I understand that my employment with the Company and my compliance with this Agreement do not and will not breach any agreement to keep in confidence any information acquired by me prior to or outside of my employment with the Company. I have not brought and will not bring with me to the Company for use in the performance of my duties at the Company any materials, documents or information of a former employer or any third party that are not generally available to the public unless I have obtained express written authorization from the owner for their possession and use by or for the Company. I have not entered into and will not enter into any agreement, either oral or written, in conflict with this Agreement.

4.               Miscellaneous

(a)  My obligations under this Agreement may not be modified or terminated, in whole or in any part, except in a writing signed by the Company. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

(b)  Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any one provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

(c)  My obligations under this Agreement will survive the termination of my employment, regardless of the manner of such termination. This Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company.

(d)  I understand that the provisions of this Agreement are a material condition to my employment and/or continued employment with the Company. I also understand that this Agreement is not an employment contract, and nothing in this Agreement creates any right to my continuous employment by the Company, or to my employment for any particular term.

(e)  Any breach of this Agreement likely will cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, I agree that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

SIGNING THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE EMPLOYEE’S RIGHTS TO INVENTIONS THE EMPLOYEE MAY MAKE DURING HIS EMPLOYMENT.

Dated:  December 9, 2019

Employee Signature:

/s/ James Dullinger

James Dullinger

ACCEPTED AND AGREED TO:
IOTA COMMUNICATIONS, INC.

By:

/s/ Terrence DeFranco

Terrence DeFranco
Chief Executive Officer

18